UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 28, 2014

TWINLAB CONSOLIDATED HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-55181	46-3951742
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1455 Kettner Blvd., #305, San Diego, CA

(Address of Principal Executive Offices, including zip code)

(562) 618-1310

(Registrant’s telephone number, including area code)

Copies of Communications to:
Stoecklein Law Group, LLP
Columbia Center
401 West A Street, Suite 1150
San Diego, CA 92101
(619) 704-1310
Fax (619) 704-0556

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.03                      Amendment Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 28, 2014, the Company effectuated a 50 to 1 forward split (the “Forward Split”) of its issued and unissued common shares as of September 9, 2013, the record date. As a result, once the Forward Split is declared effective by the Financial Industry Regulatory Authority (“FINRA”), the issued and outstanding shares of common stock of the Company will increase from Four Million, Four Hundred Thousand (4,400,000) shares prior to the Forward Split to Two Hundred, Twenty Million (220,000,000) shares following the Forward Split. The number of authorized shares will increase from One Hundred Ten Million (110,000,000) to Five Billion, Five Hundred Million (5,500,000,000) common shares. Fractional shares will be rounded upward. Each shareholder of record will receive a dividend certificate, rather than surrendering outstanding stock certificates. The Certificate of Change specifies that the effective date of the Forward Stock Split with the Nevada Secretary of State is August 28, 2014; however, the effectiveness of the Forward Stock Split is subject to approval by FINRA.

The Company has submitted an Issuer Company-Related Action Notification Form to FINRA regarding the Forward Stock Split. FINRA’s review of the Forward Stock Split is currently pending.

The Company will file a subsequent Current Report on Form 8-K upon confirmation from FINRA announcing the effectiveness of the Forward Split. A copy of the Certificate of Change is filed hereto as Exhibit 3.1(i)(c) and is hereby incorporated by reference.

Item 9.01                      Exhibits

Exhibit Number	Description
3(i)(c)	Certificate of Change – Dated August 28, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

MIRROR ME, INC.

By: /S/ Luz Vazquez
Luz Vazquez, President

Date:  August 29, 2014